The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 ben.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

Walt Precourt Named Senior Vice President - Phosphates;
Bruce Bodine to Lead Mosaic’s Potash Business
Gary N. “Bo” Davis to Retire
PLYMOUTH, MN, January 18, 2016 - The Mosaic Company (NYSE: MOS) today announced that Walter F. Precourt III, Senior Vice President - Potash Operations, will assume the role of Senior Vice President - Phosphates, effective June 1, 2016. On that date Gary “Bo” N. Davis, Mosaic’s current Senior Vice President - Phosphate Operations, will transition to the role of Senior Advisor after six years leading the company’s phosphates business. Mr. Davis plans to retire on January 3, 2017. Bruce Bodine, who currently leads Mosaic’s supply chain, will become Vice President - Potash effective April 1, 2016.
In connection with his new role, Precourt will move from Saskatchewan to Central Florida. Precourt, 51, joined Mosaic in 2009 as Vice President - Environment, Health and Safety (EHS), and was promoted to Senior Vice President - Potash Operations in 2012. Precourt has played a critical role in increasing the effectiveness and competitiveness of Mosaic’s Potash business, and in cultivating the company’s high-performing safety culture.
“Walt has provided remarkable leadership for EHS and Potash,” said Joc O’Rourke, President and Chief Executive Officer of The Mosaic Company. “With more than two decades of operational and functional leadership roles at The Dow Chemical Company and Holcim (U.S.), Walt is uniquely qualified to lead the next phase of our company’s phosphates journey.”
Bodine, 44, will move to Regina, Saskatchewan and will lead Mosaic’s Saskatchewan and Carlsbad, New Mexico-based potash business beginning in June, when he will also join Mosaic’s Senior Leadership Team. Bodine has spent 15 years at the company, holding leadership in many areas of the business, including Potash, Phosphates, and Supply Chain.

“Bruce is an insightful and engaging leader of both people and process, and he is driven to help Mosaic compete in the potash market. I am confident that Bruce will deliver exceptional execution and foster innovation,” O’Rourke said. “With these changes, I believe Mosaic has the right leaders at the right time.”
Davis to Retire
Davis, 63, has spent 41 years in the phosphates business and has worked at Mosaic since the company’s formation in 2004. He was promoted to Vice President - Phosphate Operations for all of Mosaic’s Florida and Louisiana operations, and in 2009 became Senior Vice President - Phosphate Operations. He also served on the board of directors of Ma’aden Wa’ad Al Shamal Phosphate Company, a Mosaic joint venture.
“In his nearly 12 years at Mosaic, Bo led the transformation of our Phosphates business unit and achieved levels of operational excellence not previously reached in the phosphates industry,” O’Rourke said. “His strategic contributions have led Mosaic’s Phosphate business to be the largest and strongest in the world, and we thank him for his years of dedicated service.”
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
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